Exhibit 99.1

Contact:	Kimberly Rutherford
Corporate Communications
832.601.6193
kimberly.rutherford@usoncology.com

US Oncology Reports Fourth Quarter and 2005 Year-End Results

HOUSTON, TX February 23, 2006 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer treatment and research networks, reported revenue of $665.0 million, Adjusted EBITDA of $58.7 million and net income of $4.5 million for the quarter ended December 31, 2005. For the year ended December 31, 2005, the Company reported revenue of $2,518.6 million, Adjusted EBITDA of $238.8 million and net income of $19.1 million.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended December 31, 2005, US Oncology reported Adjusted EBITDA of $58.7 million and net income of $8.2 million. For the year ended December 31, 2005, US Oncology reported Adjusted EBITDA of $239.1 million and net income of $31.0 million.

Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

“There has never been as much promise, or as many challenges, affecting the delivery of high quality, cost-effective cancer care than exists today. Rapid growth in the cancer patient population and the escalating cost of caring for those patients demand a viable and immediate solution to meet the needs of patients, physicians and payors. Our 2006 initiatives demonstrate our continued focus on enabling high quality, cost effective cancer care,” said Dale Ross, CEO and chairman of US Oncology.

The Company’s strategic initiatives are to:

•	Increase the financial strength of network practices by expanding their service offerings, consolidating their market position in their geographic markets and supporting clinical initiatives that help ensure the continued delivery of high quality and effective cancer care to their patients.

•	Enhance the network’s ability to deliver high quality cancer care and to lower the overall operating costs through the Company’s ongoing quality improvement program, which includes: accelerating the installation of iKnowMed, the Company’s oncology-specific electronic medical records system into network practices; supporting the implementation of an evidence-based approach to treatment decisions; and creating Centers of Excellence that bring increased focus and attention to specific areas of cancer care.

•	Provide the payor community with a cost-effective, high quality cancer care model based upon exceptional clinical insight, cost benchmarking, and demonstrated, measurable clinical outcomes for patients. In 2005, the Company established a clinical outcomes group and will continue to build upon those capabilities in 2006.

•	Expand the Company’s relationships with the manufacturers of oncology pharmaceuticals and equipment to increase the convenience, safety and clinical effectiveness of their products through the continued expansion of the Company’s manufacturing and distribution services, including the 2006 launch of the OncologyRx™ Care Advantage specialty pharmacy distribution business.

US Oncology Holdings Fourth Quarter and Year-End Highlights

“Our 2005 strategic and operating results provided a strong platform to support the implementation of our 2006 initiatives,” said Ross.

•	Adjusted EBITDA for the fourth quarter of 2005 was $58.7 million, compared to $70.2 million for the fourth quarter of 2004 and $59.8 million in the third quarter of 2005. Adjusted EBITDA for 2005 was $238.8 million compared to $259.7 million in 2004. These decreases are primarily due to reductions in Medicare reimbursement relating to the Company’s medical oncology services segment. The reimbursement decrease was partially offset by the net addition of six radiation oncology facilities in 2005, increased demand in the cancer center services segment and organic growth in both segments.

•	Operating cash flow for the year ended December 31, 2005 was $113.9 million, compared with $223.4 million in 2004. The decrease in operating cash flow was primarily due to an increase in interest expense, lower EBITDA, long-term incentive compensation expense, and start-up losses associated with the pharmaceutical distribution initiative.

•	During 2005, 141 physicians began practicing as part of the US Oncology network. Taking into consideration departures, principally physician retirements, the US Oncology network increased by a net of 64 physicians during 2005.

•	As of December 31, 2005, 44 physicians had executed agreements to join the US Oncology network and are expected to begin practicing under these agreements during 2006.

•	US Oncology opened five integrated cancer centers and installed four Positron Emission Tomography/Computerized Tomography (“PET/CT”) systems during the year, increasing the network total to 84 integrated cancer centers and 30 PET systems (including eight PET/CT systems). Three additional integrated cancer centers are under construction and are expected to begin providing patient care between the third quarter of 2006 and the second quarter of 2007. We also have additional cancer centers in different stages of pre-construction development.

•	The Company’s new pharmaceutical distribution facility in Fort Worth, TX, is currently distributing certain pharmaceuticals to 330 network sites. All of the 21 remaining network sites will be transitioned to the new facility during the first quarter of 2006.

Results of Operations

The Company operates and manages its operations through three segments - medical oncology services, cancer center services and other services. The table below compares the results of the fourth quarter 2005 and fiscal year 2005, to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q4 2005	Q4 2004	% Change	Q3 2005	% Change	Fiscal 2005	Fiscal 2004	% Change
Revenue
Medical oncology services	$581.8	$503.3	15.6	$563.2	3.3	$2,182.5	$1,956.4	11.6
Cancer center services	74.7	65.4	14.2	72.9	2.5	292.5	252.9	15.7
Other services	8.5	12.2	(30.3)	12.2	(30.3)	43.6	50.5	(13.7)

Total	$665.0	$580.9	14.5	$648.3	2.6	$2,518.6	$2,259.8	11.5

EBITDA
Medical oncology services	$50.9	$66.0	(22.9)	$52.3	(2.7)	$207.4	$237.4	(12.6)
Cancer center services	26.1	22.3	17.0	24.8	5.2	103.1	85.9	20.0
Other services	(0.2)	1.0	nm (2)	0.2	nm (2)	(2.5)	4.8	nm (2)
Corporate costs(1)	(18.1)	(21.0)	(13.8)	(17.5)	3.4	(83.7)	(124.6)	(32.8)

Total	$58.7	$68.3	(14.1)	$59.8	(1.8)	$224.3	$203.5	10.2

Adjusted EBITDA (1)	$58.7	$70.2	(16.4)	$59.8	(1.8)	$238.8	$259.7	(8.0)
Net income	4.5	17.0	(73.5)	6.9	(34.8)	19.1	48.1	(60.3)

(1)	Corporate costs relate primarily to general and administrative expenses in support of our network. Corporate costs in the fourth quarter and fiscal year 2004 include merger-related charges of $1.9 million and $18.0 million, respectively, which are excluded from Adjusted EBITDA for these periods. Also in 2004, a debt extinguishment loss of $38.2 million is excluded from Adjusted EBITDA. In 2005, corporate costs include $14.5 million of long-term compensation expense that is excluded from Adjusted EBITDA for the period.
(2)	Not meaningful.

Medical Oncology Services

Medical oncology services revenue increased 15.6 percent over the fourth quarter 2004 and 3.3 percent over the third quarter 2005. The increases are due to the growth in pharmaceutical revenue and increased patient visits, but are partially offset from the impact of the transition to average sales price (“ASP”) reimbursement under Medicare. Excluding the impact of practice disaffiliations in the fourth quarter of 2004 and first quarter of 2005, medical oncology visits increased approximately 3.8 percent over the fourth quarter of 2004. Medical oncology visits for the fourth quarter of 2005 increased 1.9 percent from the third quarter of 2005.

ASP reimbursement amounts have declined by approximately 7.5 percent from January 1, 2005 through December 31, 2005. The decline in the fourth quarter was approximately 1.0 percent and we anticipate a slight decline of 0.3 percent in the first quarter of 2006.

EBITDA was $50.9 million, a decrease of 22.9 percent from fourth quarter 2004 and 2.7 percent from third quarter 2005. The decrease from the third quarter 2005 is primarily attributed to the decline in ASP reimbursement and start-up losses associated with the distribution center, partially offset by growth in medical oncology patient visits and pharmaceutical revenue.

In 2005, medical oncology service revenue increased 11.6 percent, while medical oncology services EBITDA decreased 12.6 percent. Similar to the 2005 quarterly trends, performance was impacted by implementation of ASP reimbursement, partially offset by growth in medical oncology patient visits and pharmaceutical revenue.

Cancer Center Services

Cancer center services revenue was $74.7 million and EBITDA was $26.1 million, an increase over fourth quarter 2004 of 14.2 percent and 17.0 percent, respectively. The increases are the result of opening six radiation oncology facilities and clinical acceptance of new radiation technology, which together contributed to an 11.0 percent increase in radiation treatments, a 35.7 percent increase in IMRT treatments and a 24.6 percent increase in diagnostic scans.

Fourth quarter revenue increased 2.5 percent and EBITDA by 5.2 percent over the third quarter of 2005, reflecting the full quarter impact of two radiation centers opened during the third quarter of 2005 combined with increases in diagnostic scans and IMRT treatments.

Fiscal year 2005 revenue increased 15.7 percent from $252.9 million to $292.5 million. EBITDA was $103.1 million, an increase of 20.0 percent. EBITDA margins increased to 35.2 percent from 34.0 percent. The increase in EBITDA margins is the result of obtaining economies of scale in our existing facilities due to the growth in IMRT treatments and diagnostic scans.

Net Income

Net income for the fourth quarter 2005 was $4.5 million, a decrease of $12.5 million from the fourth quarter of 2004. The decrease is attributed to increased interest expense and a reduction in EBITDA. The increase in interest expense is the result of the additional indebtedness and increasing interest rates during the year related to the Company’s variable rate debt. Net income in the fourth quarter 2004 is net of $1.9 million in merger-related charges.

Fiscal year 2005 net income was $19.1 million, a decrease of $29.0 million. The decrease is a result of increased interest expense and a reduction in EBITDA. In 2004, we incurred merger-related charges and debt extinguishment losses aggregating $56.2 million that did not recur in 2005.

The company currently anticipates that EBITDA for fiscal year 2006 will be approximately $250 million to $260 million. This estimate is a forward-looking statement and is subject to uncertainty. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Development

During the fourth quarter of 2005, the Company expanded its relationships with two service line customers in California and Illinois when both practices signed comprehensive service agreements. These expanded agreements were effective in November 2005 and January 2006. Also during the fourth quarter, 33 additional physicians started practicing as part of the network, including a comprehensive service agreement with a five-physician group that joined a previously affiliated practice. In the fourth quarter, agreements were signed by 35 physicians to begin practicing during 2006.

The Company entered into two joint venture agreements involving affiliated practices and hospitals during 2005. These new relationships will initially contribute to operating results beginning in the first and third quarters of 2006.

“In 2005, we continued to enjoy solid growth of the network and interest from physician practices across the country. This growth, combined with our efforts to diversify practice service offerings and a focus on operational economics, has helped ensure a stable transition to the new ASP reimbursement environment for the network,” said Bruce Broussard, president of US Oncology. “Our ability to execute upon our strategic initiatives has served to mitigate the impacts of an unprecedented change in the reimbursement environment, resulting in an 8.0 percent decline in EBITDA, as compared to our earlier estimates of a potential impact of 20 percent or more.”

Our growth resulting from development activities may be offset by future physician retirements or practice separations.

Distribution Operations

A key initiative during 2005 was the development of a pharmaceutical distribution operation. The 75,000 square foot distribution facility in Fort Worth, TX, was completed during the third quarter and distribution operations for 330 practice sites have commenced. All orders for these sites are processed through the distribution center, while shipments are currently made from both the US Oncology facility and a third-party distributor. The Company is currently transitioning a majority of the remaining network practices to the distribution center and expects the transition to be completed during the first quarter of 2006. It is anticipated that the network practices will receive approximately 75 percent of their pharmaceuticals from the distribution facility by the end of the first quarter of 2006. The Company also continues to negotiate distribution arrangements with pharmaceutical manufacturers.

The Company’s distribution business was recognized on February 8, 2006 by the National Association of Boards of Pharmacy® (NABP®) as having successfully completed NABP’s Verified-Accredited Wholesale Distributors™ (VAWD™) program’s comprehensive criteria and on-site inspection to earn distinction as one of the first two wholesale distributors accredited by NABP. The accreditation represented a concerted and cooperative effort between state boards of pharmacy and wholesale distributors to protect the public from counterfeit drugs and continue to secure the integrity of the US medication distribution supply chain.

US Oncology’s total investment in distribution facilities and equipment was approximately $12.1 million as of December 31, 2005. In addition, the Company expects to accumulate and maintain, on an ongoing basis, approximately $100 million of inventory at the distribution center. This investment, associated with becoming the primary distributor for network practices, will be funded during the first and second quarters of 2006 from available cash generated from operations and borrowings under the existing revolving line of credit.

Repricing of Term Loan

During the fourth quarter of 2005, US Oncology amended its existing Senior Secured Term Loan to reduce the margin over LIBOR paid under the loan, resulting in interest savings to the Company and its affiliated practices. At December 31, 2005, the outstanding balance on the Senior Secured Term Loan was approximately $380.1 million.

Merger Transaction

On August 20, 2004, US Oncology became a wholly owned subsidiary of Holdings in a merger transaction valued at approximately $1.6 billion (the Merger Transaction). Holdings is owned by Welsh, Carson, Anderson & Stowe IX, L.P., its affiliates, certain members of management and other investors. Shareholders (other than certain continuing investors in Holdings) received $15.05 per share in cash for their equity interests in US Oncology. As a result of the merger, US Oncology became a private company and US Oncology’s common stock is no longer listed on the NASDAQ Stock Market. The cash consideration for the merger was financed by a combination of debt financing, an equity investment by Holdings, and cash on hand. The Merger Transaction was accounted for under purchase accounting and results in predecessor and successor accounting. Holdings’ financial data included in this release for the period subsequent to the merger (successor period), includes the financial data for Holdings and US Oncology, its wholly owned subsidiary. The financial data for the period from January 1, 2004 through August 20, 2004 (predecessor period) includes the financial data for US Oncology only.

The Company and US Oncology will broadcast the 2005 fourth quarter and year end financial results by conference call on Thursday, February 23, 2006 at 9:00 A.M. Central Standard Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 994 physicians operating in 494 locations, including 97 radiation oncology facilities in 33 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement and other reimbursement under Medicare, reimbursement for medical services by non-governmental payors and cost-containment efforts by such payors, other changes in the manner care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to implement our distribution initiative and other strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4 filed on October 4, 2005, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA” and “Adjusted EBITDA.” EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation). Adjusted EBITDA excludes merger-related charges, debt extinguishment losses and compensation expense associated with its long-term incentive plan. EBITDA and Adjusted EBITDA are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and Adjusted EBITDA to net income and operating cash flow is included in this release.

Management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA, among other financial measures, to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Adjusted EBITDA excludes certain items because management believes excluding these items provides a better representation of our ongoing operations.

Also within this release, to facilitate comparison of the quarterly and annual periods ended December 31, financial results preceding the merger on August 20, 2004 have been combined with results following the transaction. Such combination is not consistent with GAAP as purchase accounting adjustments may make the successor period not comparable to the predecessor period.

Management believes that presentation of this selected non-GAAP information is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, the selected non-GAAP information is not intended to be a substitute for GAAP measures and investors are advised to review such non-GAAP measures only in conjunction with GAAP information.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q4 2005	Q4 2004	% Change	Q3 2005	% Change	Fiscal 2005	Fiscal 2004	% Change
Physician Summary:

Medical oncologists	672	626	7.3%	661	1.7%	672	626	7.3%
Radiation oncologists	140	127	10.2	140	—	140	127	10.2
Other oncologists	44	44	—	40	10.0	44	44	—

Total CSA physicians	856	797	7.4	841	1.8	856	797	7.4

Service line physicians	138	133	3.8	144	(4.2)	138	133	3.8

Total physicians	994	930	6.9	985	0.9	994	930	6.9

Daily Operating Statistics:

Medical oncology visits (1)	9,524	9,494	0.3	9,342	1.9	9,356	9,267	1.0
Radiation treatments	2,744	2,471	11.0	2,751	(0.3)	2,796	2,577	8.5
IMRT treatments (2)	422	311	35.7	397	6.3	413	257	60.7
Diagnostic scans	780	626	24.6	746	4.6	724	539	34.3

Other Statistics:

Radiation oncology facilities(3)	97	91	6.6	97	—	97	91	6.6

PET systems	30	27	11.1	30	—	30	27	11.1

New patients enrolled in research studies during the period	730	766	(4.7)	888	(17.8)	3,363	2,968	13.3
Accounts receivable days outstanding	42	41	2.4	42	—	42	41	2.4

Notes to Key Operating Statistics:

Certain reclassifications have been made to 2004 statistical data to conform to the current year presentation.

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of service line practices.
(2)	IMRT treatments per operating day are also included in radiation treatments per operating day
(3)	The third and fourth quarters of 2005 include 84 integrated cancer centers and 13 radiation-only facilities. The fourth quarter of 2004 includes 79 integrated cancer centers and 12 radiation-only facilities. Included in radiation oncology treatment and count statistics above are nine, nine and eight radiation oncology facilities operated by joint ventures in which either the Company or its affiliated practices have a financial interest as of December 31, 2005, September 30, 2005 and December 31, 2004, respectively.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Three Months Ended September 30, 2005
	2005	2004
	(Successor)	(Successor)	(Successor)
Product revenue	$434,512	$340,951	$418,724
Service revenue	230,438	239,926	229,621

Total revenue	664,950	580,877	648,345

Cost of products	415,951	316,182	400,876

Cost of services:
Operating compensation and benefits	107,655	100,214	107,138
Other operating costs	64,516	75,643	63,069
Depreciation and amortization	17,387	14,660	17,159

Total cost of services	189,558	190,517	187,366

Total cost of products and services	605,509	506,699	588,242
General and administrative expense	19,168	22,677	18,381
Merger-related charges (1)	—	1,905	—
Depreciation and amortization	4,399	3,771	3,783

	629,076	535,052	610,406

Income from operations	35,874	45,825	37,939

Other income (expense):
Interest expense, net	(28,004)	(18,773)	(26,949)
Other income	—	1,976	—

Income before income taxes	7,870	29,028	10,990
Income tax provision	(3,374)	(12,009)	(4,102)

Net income	$4,496	$17,019	$6,888

(1)	Merger-related charges are comprised of legal costs, advisory and other fees and reimbursable costs associated with the Merger Transaction.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2005	2004
	(Successor)	(Combined)(1)
Product revenue	$1,615,943	$1,391,838
Service revenue	902,617	868,009

Total revenue	2,518,560	2,259,847

Cost of products	1,545,588	1,300,720

Cost of services:
Operating compensation and benefits	418,102	387,310
Other operating costs	247,633	245,293
Depreciation and amortization	67,414	58,471

Total cost of services	733,149	691,074

Total cost of products and services	2,278,737	1,991,794
General and administrative expense	72,357	70,835
Compensation expense under long-term incentive plan	14,507	—
Merger-related charges (2)	—	17,955
Depreciation and amortization	17,504	19,452

	2,383,105	2,100,036

Income from operations	135,455	159,811

Other income (expense):
Interest expense, net	(102,543)	(38,773)
Loss on early extinguishment of debt	—	(38,272)
Other income	—	2,598

Income before income taxes	32,912	85,364
Income tax provision	(13,823)	(37,294)

Net income	$19,089	$48,070

(1)	To facilitate comparison, results of the successor period (subsequent to and including August 21, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.
(2)	Merger-related charges were comprised of legal costs of approximately $3.8 million, advisory fees of approximately $6.0 million and other fees and reimbursable costs of approximately $8.1 million.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004
	(Successor)	(Combined)(1)
Cash flows from operating activities:
Net cash provided by operating activities	$113,914	$223,394

Cash flows from investing activities:
Acquisition of property and equipment	(84,200)	(80,352)
Payments in practice affiliation transactions	(8,741)	—
Proceeds from sale of real estate interests in joint venture	900	—
Proceeds from contract separation	1,807	7,129
Purchase of common stock and outstanding options	—	(1,172,956)

Net cash used in investing activities	(90,234)	(1,246,179)

Cash flows from financing activities:
Proceeds from senior floating rate notes	250,000	—
Proceeds from other indebtedness	13,245	—
Payment of dividends on preferred stock	(200,015)	—
Payment of dividends on common stock	(49,985)	—
Repayment of term loan	(17,912)	—
Debt financing costs	(7,953)	(50,045)
Issuance of stock	906	347,840
Proceeds from credit facility	—	400,000
Proceeds from senior subordinated notes, net	—	575,000
Repayment of other indebtedness	(6,528)	(16,293)
Repayment of senior subordinated notes	—	(172,000)
Repayment of credit facility	—	(68,277)
Purchase of treasury stock	—	(4,247)
Net payments in lieu of stock issuance	—	(12,033)
Proceeds from exercise of options	—	18,726

Net cash provided by (used in) financing activities	(18,242)	1,018,671

Increase (decrease) in cash and equivalents	5,438	(4,114)
Cash and equivalents:
Beginning of period	120,400	124,514

End of period	$125,838	$120,400

(1)	To facilitate comparison, results of the successor period (subsequent to and including August 21, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and equivalents	$125,838	$120,400
Accounts receivable	347,224	308,561
Other receivables	84,654	95,487
Prepaid expenses and other current assets	22,531	16,556
Inventories	47,679	5,080
Deferred income taxes	5,630	10,736
Due from affiliates	55,996	53,864

Total current assets	689,552	610,684

Property and equipment, net	412,334	383,141
Service agreements, net	242,687	255,680
Goodwill	716,732	730,278
Other assets	57,669	52,015

	$2,118,974	$2,031,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,359	$10,063
Accounts payable	237,963	181,136
Due to affiliates	122,385	112,221
Accrued compensation cost	33,772	31,322
Accrued interest payable	31,792	25,315
Income taxes payable	7,388	23,297
Other accrued liabilities	30,938	40,753

Total current liabilities	474,597	424,107

Deferred revenue	6,971	6,692
Deferred income taxes	28,459	28,980
Long-term indebtedness	1,230,871	978,937
Other long-term liabilities	7,894	176

Total liabilities	1,748,792	1,438,892

Minority interest	13,069	10,583

Preferred stock, 15,000 shares authorized, 13,939 and 13,913 shares issued and outstanding, respectively	292,716	469,838

Stockholders’ equity:
Common stock, $0.001 par value, 250,000 shares authorized, 119,546 and 118,974 shares issued and outstanding, respectively	120	119
Additional paid-in capital	61,990	108,176
Deferred compensation	(3,536)	(6,794)
Accumulated other comprehensive income, net of tax	912	—
Retained earnings	4,911	10,984

Total stockholders’ equity	64,397	112,485

	$2,118,974	$2,031,798

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Holdings Net Income	$4,496	$19,089

Add back: General and administrative expense	39	349
Interest expense	5,996	18,369
Effective tax rate differential	(2,302)	(6,829)

US Oncology Net Income	$8,229	$30,978

Reconciliation of Selected Balance Sheet Data:

	December 31, 2005
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,111,047	$7,927	$2,118,974
Total liabilities	1,497,729	251,063	1,748,792
Preferred stock	—	292,716	292,716
Stockholders’ equity	600,249	(535,852)	64,397

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2005	2004	2005	2005	2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Combined)(1)
Net income (loss)	$4,496	$17,019	$6,888	$19,089	$48,070
Add back:
Interest expense, net and other income	28,004	16,797	26,949	102,543	36,175
Income tax provision	3,374	12,009	4,102	13,823	37,294
Depreciation and amortization	21,786	18,431	20,942	84,918	77,923
Amortization of stock compensation	1,019	4,056	949	3,883	4,056

EBITDA	58,679	68,312	59,830	224,256	203,518
Plus:
Compensation expense under long-term incentive plan	—	—	—	14,507	—
Merger-related charges	—	1,905 (2)	—	—	17,955 (2)
Loss on early extinguishment of debt	—	—	—	—	38,272

Adjusted EBITDA	58,679 (3)	70,217	59,830	238,763 (3)	259,745

Changes in assets and liabilities	486	(23,884)	(24,462)	(18,650)	14,785
Minority interest expense	956	16	149	2,003	86
Deferred income tax provision	(4,494)	14,876	4,102	8,164	22,247
Interest expense, net	(28,004)	(16,797)	(26,949)	(102,543)	(36,175)
Income tax provision	(3,374)	(12,009)	(4,102)	(13,823)	(37,294)

Net cash provided by operating activities	$24,249	$32,419	$8,568	$113,914	$223,394

(1)	To facilitate comparison, results of the successor period (subsequent to and including August 21, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.
(2)	Merger-related charges were comprised of legal costs, advisory and other fees and reimbursable costs associated with the Merger Transaction.
(3)	US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarter and year ended December 31, 2005, these expenses were $0.0 million and $0.3 million, respectively, and are not included in the determination of US Oncology Adjusted EBITDA of $58.7 million and $239.1 million for these periods.